Exhibit 99.1

NextNav Lays Out New Vision for Complement and Backup to GPS with Additional Spectrum for Broadband Services

NextNav Files FCC Petition for Rulemaking, Following Court’s Approval of Previously Announced

Acquisition of Spectrum Licenses
Innovative Spectrum Solution Supports NextGen PNT Technology with 5G Broadband

McLean, VA., April 16, 2024 – NextNav (Nasdaq: NN) (“NextNav” or the “Company”) a leader in next generation positioning, navigation, timing (“PNT”) and 3D geolocation, today filed a rulemaking petition asking the Federal Communications Commission (“FCC”) to deliver an innovative spectrum solution in the Lower 900 MHz band (902-928 MHz band). The petition proposes rearranging the band to facilitate a terrestrial PNT network and broadband.

Filed today, the petition specifically asks the FCC to reconfigure the band plan and adopt new rules to:

●	Enable a high-quality terrestrial complement and backup to the Global Positioning System (“GPS”) on which the nation relies for essential PNT services.
●	Provide 15 megahertz of low-band spectrum for use by mobile broadband networks.

“We have the chance to do something exciting with our airwaves. This new vision for the Lower 900 MHz band unleashes spectrum for essential PNT solutions as well as broadband - all while protecting licensed incumbent operations,” stated NextNav CEO Mariam Sorond. “In a time when spectrum is scarce, we have a solution to prioritize national security and public safety and free up spectrum for 5G. It’s a win for Americans and the US economy.”

NextNav recently announced that it had signed an agreement to acquire spectrum licenses covering an additional 4 MHz in the lower 900 MHz band from Telesaurus Holdings GB LLC and Skybridge Spectrum Foundation. On March 28, 2024, the Superior Court of the State of California, County of Alameda issued an Order approving the Receiver’s request to sell all of its Lower 900 MHz spectrum holdings to NextNav, allowing the parties to move forward with obtaining FCC approval.

NextNav is already the main geographic licensee in the Lower 900 MHz Band and has used its existing licenses to develop industry leading PNT expertise and products. However, much of this band is underutilized due to a legacy band plan and rules that limit use of the spectrum for 5G.

As a part of this proposed new band plan, NextNav would enable a terrestrial PNT service to serve as a much-needed backup and complement to GPS. Today in the U.S. GPS is vulnerable to attack through jamming, spoofing, and other targeting events. By reconfiguring this band, the FCC can pave the way for NextNav’s NextGen technology to provide terrestrial PNT services as a complement or backup to GPS - without additional legislation or taxpayer dollars.

This modernized Lower 900 MHz band plan also creates access to 15 MHz of low-band spectrum for 5G services. NextNav expects to partner with mobile network operators or others interested in commercial deployment in the band for 5G. NextNav also intends to ensure incumbent operations are appropriately protected.

NextNav’s plan is that the NextGen PNT technology and network will take advantage of 5G, with a 3D positioning solution with single digit accuracy, available indoors as well as outdoors, and in urban corridors, and will also provide wireless distribution of precise, resilient timing.

To view a copy of the full filing, please visit the FCC’s Electronic Comment Filing System at www.fcc.gov/ecfs/ or NextNav’s website at www.nextnav.com.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation positioning, navigation and timing (PNT), enabling a whole new ecosystem of applications and services that rely upon 3D geolocation and PNT technology. Powered by low-band licensed spectrum, NextNav’s positioning and timing technologies deliver accurate, reliable, and resilient 3D PNT solutions for critical infrastructure, GPS resiliency and commercial use cases.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to NextNav’s future prospects, developments and business strategies. In particular, such forward-looking statements include the possibility of the granting by the FCC of the petition to rearrange the Lower 900 MHz band and adopt new rules, as well as NextNav’s future business strategies, competitive position, industry environment and potential growth opportunities for its next generation PNT technology in the band for 5G. These statements are based on NextNav’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside NextNav’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (1) the risk that the FCC does not grant the petition; (2) the risk that the band plan, if reconfigured, does not allow for the benefits expected by NextNav; (3) costs related to the foregoing; (4) the possibility that NextNav may be adversely affected by other economic, business and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in other documents filed with the SEC by NextNav. New risks and uncertainties arise from time to time, and it is impossible for NextNav to predict these events or how they may affect the Company. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and NextNav undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NN-FIN

Contact:
Gillian Smith
media@nextnav.com